Exhibit 16.1 Letter of Cardona Rodriguez & Asociados regarding change in Independent Registered Public Accounting Firm

CARDONA RODRIGUEZ & ASOCIADOS
Auditores & Consultores

NEXIA
International

November 4, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir/Madam:

We have read the 1st, 2nd, 3rd, 4th , 5th and 6th paragraphs of Item 4 included in the Form 8-K dated November 4, 2004 of Minecore International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

CARDONA RODRIGUEZ & ASOCIADOS

/s/ Luis Cardona R.

Luis Cardona R.C.P.C.
No 24.408

Av.     Ernesto Blohm, Torre Diamen, Piso 1, Ofic 16, Chuao, Apdo. 16.271 Caracas (11-A) Venezuela
Telfs. Y Fax: (58-212) 992 53 33 – 992 58 33 E-mail: infocoa@cantv.net://www.coa-nexia.com